Exhibit 21

Subsidiaries

ACNielsen eRatings.com (Delaware)

Mediametrie NetRatings (France)

MMXI Switzerland GmbH (Switzerland)

Netcrawling Deutschland GmbH (Germany)

Netcrawling UK Limited (United Kingdom)

NetRatings Australia Pty Ltd (Australia)

NetRatings France SARL (France)

NetRatings Italia S.r.l. (Italy)

NetRatings Japan (Japan)

NetRatings (Shanghai) Company, Ltd. (China)

NetRatings Spain, S.L. (Spain)

NetRatings UK Ltd (United Kingdom)

NetValue Internet Measurement SA (Spain)

NetValue USA, Inc. (Delaware)

Nielsen-NetRatings Pty Ltd (Australia)

NTRT eRatings India Private Limited (India)

Red Sheriff Australian Pty Ltd (Australia)

Red Sheriff BV (The Netherlands)

Red Sheriff Europe Pty Ltd (Australia)

Red Sheriff Inc. (Delaware)

Red Sheriff Ltd (United Kingdom)

Red Sheriff Ltd (Bermuda)

Red Sheriff New Zealand Limited (New Zealand)

Red Sheriff Pte Ltd (Singapore)

Traffion Technologies Pty Limited (Australia)